Exhibit 15
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The Partners
Duke Realty Limited Partnership:




Gentlemen:

RE:  Registration Statement No. 33-61361, 333-04695, and 333-26845

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated May 5, 1997 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.




KPMG Peat Marwick LLP
Indianapolis, Indiana
May 12, 1997